UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 29, 2004


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

           10201 Centurion Parkway North Suite 600            32256
            Jacksonville, FL 32256
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)






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Item 1.1. ENTRY INTO A MATERIAL  DEFINITIVE  AGREEMENT.  SIGNING OF 3 YEAR GAMES
AGREEMENT FOR GIZMONDO AND DISNEY'S BUENA VISTA GAMES.

The Company on behalf of it's Gizmondo Europe Ltd, subsidiary of the Company signed a contract with Disney's Buena Vista Games, a major movie studio with numerous proprietary properties available to license. The Company is licensed the right to develop and publish games. The initial game is TRON 2.0. The games will be developed by Gizmondo Studios which was named Warthog Games with it was acquired on October 29, 2004. The arrangement allows TGTL to develop, publish, market and distribute games based on Disney proprietary properties for the Company's proprietary Gizmondo technologies. The arrangement also envisions for four additional titles to be determined by mutual agreement among the parties based upon oral negotiations and terms sheets circulated among the parties, although no assurances can be given that additional games will be agreed to by the parties. The Company anticipates developing games to be released simultaneously with new movies and movie sequels.

The agreement has the Company paying a minimum guarantee totalling $100,000 for the Tron 2.0 property over three years. The guarantee, which was just paid for the initial $25,000 to activate this contract, is non-refundable but fully recoverable against earned royalties of each product. An earned royalty of 10% of net receipts is paid on 0 to 250,000 units and 12% of net receipts of any units sold over 250,000. The payment of the $25,000 was used as the date to determine the timing of the filing on Form 8K herein. See the attached license agreement.


ITEM: 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On  December  30, 2004 the Company  completed a sale,  (that began in  November,
2004), of approximately 1,528,440 shares of its common stock for an aggregate purchase price of approximately $12.443 million. The share prices received ranged from $5.00 to $15.99 per share with the higher sums received as the stock price in the market increased. No warrants were issued. The Company negotiated the purchase price with those investors, based upon the market price of the securities at the time of the negotiation and with an appropriate discount for the restrictions on resale. Its common stock was issued to sophisticated, accredited foreign investors or foreign corporations in transactions exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as amended. Each had access to financial information available in public markets and was given the opportunity to review the Company's books, records and other information that they requested. The Company will use a substantial portion of the funds at its Gizmondo Europe Ltd. subsidiary to buy game content for it's Gizmondo multi-entertainment device and for future increased marketing expenses.

As noted in previous filings, from time to time, the Company issues shares to various companies and persons that provide products and services to the Company including strategic partners, suppliers, distributors, fund raising finders fees and professional advisors. The Company anticipates that it will continue this practice. The Company issued approximately 3,500,000 shares to such service providers and employees principally relating to launching the Gizmondo product and expensed approximately $10 million for these services. Included in the above number was 717,734 shares issued in negotiated arms length transactions related to consulting services related to shares and 121,000 and 121,000 issued in connection with the Gizmondo product launch to two entities associated with the launch. Also, included in the share issuance was 422,248 shares in the issuance process, pursuant to and related to the Warthog Plc assets acquisition to the

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Warthog  Employee Benefit Trust,  142, 248 as agreed in the Purchase  Agreement, and 140,000 and 140,000 respectively on the behalf of two former Directors of Warthog Plc. who are now employees of Gizmondo Europe Ltd. pursuant to agreements entered into by them by the Gizmondo Europe Ltd. as a part of their employment arrangements with Gizmondo Europe Ltd.

Following the issuance of the shares pursuant to the transactions described in this Form 8K, the Company anticipates that it will have outstanding approximately 37.4 million common shares and warrants to purchase an aggregate of 495,525 common shares, at exercise prices ranging from $5.00 to $11.25, including cashless warrants, expiring from June 30, 2006 to September 30, 2009.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

        Exhibit 10.1 License Agreement between Disney's Buena Vista Games and Tiger Telematics, Inc.


        The press releases issued by the Company since November 11, 2004 to and including December 31, 2004, are attached hereto as Exhibit 99.1


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender      Chief Executive Officer          January 4, 2005
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